UNITED STATES
                 SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                             FORM 12b-25

                        SEC File Number    0-28416
                      NOTIFICATION OF LATE FILING
                              Form 10-QSB
                      For Period Ended:   March 31, 2004
                 [ ]     Transition Report on Form 10-K
                 [ ]     Transition Report on Form 20-F
                 [ ]     Transition Report on Form 11-K
                 [X]     Transition Report on Form 10-Q
                 [ ]     Transition Report on Form N-SAR
                 For the Transition Period Ended; March 31, 2004___

     Nothing in the form shall be construed to imply that the Commission has verified any information contained herein.
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      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION

                               ValCom, Inc.
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                          (Full Name of Registrant)

                                ValCom, Inc.
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                          (Former Name if Applicable)

                          26030 Avenue Hall Sudio #5
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          (Address of Principal Executive Office Street and Number)

                         Valencia, California 91355
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                         (City, State and Zip Code)

PART II - RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

 X       (a)   The reasons described in reasonable detail in Part III of this
- ---          form could not be eliminated without unreasonable effort or expense;

 X       (b)   The subject annual report, semi-annual report, transition
- ---          report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or
               portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

 __      (c)   The accountant's statement or other exhibit required by Rule
               12b-25(c) has been attached if applicable.


PART III - NARRATIVE
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State below in  reasonable  detail the reasons  why the Form 10-K,  11-K,
10-Q, N-SAR, or the transition report or portion thereof, could not be filed with the prescribed time period. (Attach Extra Sheets if Needed)

DUE TO FINALIZING REGISTRANT'S FINANCIAL STATEMENTS.
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PART IV - OTHER INFORMATION
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(1)    Name and telephone number of person to contact in regard to this notification

            Vince Vellardita          661                   257-8000
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                  (Name)            (Area Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such reports been filed? If answer is no identify report(s).
        XX Yes   __ No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
        report or portion thereof?       Yes   X  No
                                                          ---      ---

        If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                                       ValCom, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date  May 13, 2004               By   /s/  Vince Vellardita
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                                                       President